EXHIBIT 99.1

NEWS RELEASE                              NEWS RELEASE                              NEWS RELEASE

FROM: NU-Telecom	FOR RELEASE: Immediate
27 N. Minnesota
New Ulm, MN 56073	CONTACT:	Bill Otis
Tele. 507-354-4111		Nu-Telecom
507-354-4111
E-Mail: billotis@nu-telecom.net

Hector Communications Corporation and Shareholders Enter Into Spin-Off Agreement

NEW ULM, Minnesota (November 15, 2012) – New Ulm Telecom, Inc. (“New Ulm”) (OTCBB:NULM) announced today that Hector Communications Corporation (“Hector”), a diversified telecommunications company, and its three owners/shareholders: Arvig Enterprises, Inc., Blue Earth Valley Communications, Inc. and New Ulm entered into a spin-off agreement under which Hector would distribute its independent local exchange company subsidiaries to its three owners/shareholders.

From New Ulm:

Hector currently owns a total of 12 telecommunications companies, including 9 local exchange telephone companies, with customers located in Minnesota, North Dakota and Wisconsin.

Hector and its shareholders determined that by spinning-off these local exchange telephone companies to these constituent shareholders, these individual shareholders would be able to take advantage of their geographical proximity to these local exchange telephone companies to (i) continue to provide continued and uninterrupted service to customers of these local exchange telephone companies; (ii) more fully integrate these local exchange telephone companies into their current operations and existing operating businesses and (iii) allow more efficient branding and delivery of services to these customers.

The spin-off transaction is subject to approval of the Minnesota Public Utilities Commission (“MPUC”). As previously announced, on November 5, 2012, the Hector parties filed a joint petition with the MPUC for the spin-off of the assets.

The transaction is expected to close prior to year-end.

Under the spin-off agreement, New Ulm would receive 100% of the Sleepy Eye Telephone Company (“SETC”) stock. SETC currently serves customers in southern Minnesota, near or adjacent to New Ulm’s existing operations, which include customers in southern Minnesota and northern Iowa.

After the closing of the spin-off, New Ulm would have no continuing interest in the local exchange telephone companies that were spun-off to either Arvig Enterprises, Inc. or Blue Earth Valley Communications, Inc.

New Ulm’s President and Chief Executive Officer, Bill Otis remarked, “We are excited to be acquiring SETC as part of this transaction. We believe that with this spin-off, we will be able to bring to SETC customers, the same high-quality services we have delivered to our existing communications customer base.

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The spin-off is being structured as a tax-free reorganization under Section 355 of the Internal Revenue Code, and New Ulm expects that it will not recognize any loss or gain on the transaction. In connection with the spin-off, the three Hector shareholders will separately contribute funds to enable Hector to pay off its bank indebtedness. New Ulm anticipates that it will borrow approximately $3.1 million to pay its allocated portion of the Hector indebtedness in connection with the spin-off.

New Ulm anticipates that, after completing the spin-off, Hector will wind down its operations and distribute its other operating and non-operating assets to its three owners.

About New Ulm

New Ulm is a diversified communications company headquartered in New Ulm, Minnesota with more than 107 years of experience in the local telephone exchange business. Our principal line of business is the operation of four local telephone companies or incumbent local exchange carriers (“ILEC”) and the operation of two competitive local exchange carriers telephone companies. Our ILEC businesses consist of connecting customers to our telephone network, providing switched service and dedicated private lines, connecting customers to long distance service providers and providing many other services associated with ILECs. Our ILECs also provide cable television services, Internet access services, including both dial-up and high-speed broadband access, and long distance service. We also install and maintain telephone systems to the areas in and around our ILEC service territories in southern Minnesota and northern Iowa.

Cautionary Statement about Forward-Looking Statements

This press release includes forward-looking statements concerning New Ulm’s future financial performance. For these forward-looking statements, New Ulm claims the protection of the safe harbor for forward-looking statements contained in federal securities laws. Shareholders and the investing public should understand that the forward-looking statements are subject to risks and uncertainties, including those disclosed in our periodic filings with the Securities and Exchange Commission (“SEC”), which could cause actual performance, activities or plans after the date the statements are made to differ significantly from those indicated in the forward-looking statements when made. These forward-looking statements are subject to a number of factors, risks and uncertainties, including those disclosed in our periodic filings with the SEC that could cause actual performance, activities or plans after the date the statements are made to differ significantly from those indicated in the forward-looking statements. For a list of these factors, see the sections entitled “Risk Factors” in New Ulm’s Form 10-K for the year ended December 31, 2011 and any updates in subsequent filings on Form 10-Q or Form 8-K under the Securities Exchange Act of 1934.

In addition, the forward-looking statements in this press release are subject to the following factors:

•	Completion of the spin-off is subject to approval of the MPUC and the Hector principal lender. New Ulm cannot ensure that either the MPUC or the lender will approve the spin-off in a timely manner or at all;

•	New Ulm’s ability to operate SETC in a profitable manner; and

•	New Ulm’s ability to service and retire any additional debt that it will incur in connection with the spin-off.

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